Exhibit 99.1

Gulfport Energy Reports Second Quarter 2026 Financial and Operating Results and Provides Outlook on Discretionary Acreage Opportunities

OKLAHOMA CITY (August 3, 2026) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months ended June 30, 2026.

Second Quarter 2026

●	Reported $87.1 million of net income and $179.1 million of adjusted EBITDA(1)

●	Generated $149.9 million of net cash provided by operating activities and $6.4 million of adjusted free cash flow(1)

●	Produced approximately 962.8 MMcfe per day

●	Incurred $148.6 million of capital expenditures, which includes $141.7 million of operated D&C capital expenditures and $6.9 million of maintenance land and seismic investment

●	Repurchased approximately 392.2 thousand shares of common stock for approximately $70.0 million during the three months ended June 30, 2026

●	Repurchased approximately 1.3 million shares of common stock for approximately $242.8 million during the six months ended June 30, 2026

●	Updating full-year base capital expenditure guidance to approximately $430 million, including $35 million for maintenance land and seismic investments

Recent Inventory Additions and Discretionary Acreage Acquisition Outlook

●	Expanded core Utica inventory through the previously announced Ohio state land acquisitions, adding 4,700 net undeveloped acres and approximately 16 net wet gas locations (normalized to 15,000-foot laterals) in the highest-return tier of our development inventory, with operations expected to commence in 2027

●	Announcing new discretionary acreage acquisition program, targeting an additional $140 million during the remainder of 2026, including $40.3 million deployed in the second quarter of 2026

●	Anticipates this level of investment will add approximately 40 net high-quality, low-breakeven locations that compete favorably for near-term capital within Gulfport’s returns-driven development portfolio

●	Together with the Ohio state land lease acquisition, these investments are expected to increase total Utica net inventory by more than 20% and extend development runway by more than 2.5 years

Nick Dell’Osso, Gulfport’s President and CEO, commented, “During the second quarter, we continued to execute on our development plan while taking meaningful steps to enhance the depth of our inventory with the addition of top-tier locations. Through the Ohio state land lease acquisition, we expanded our core Utica position with highly productive, liquids-rich wet gas acreage that represents some of the highest-return opportunities in our portfolio and integrates seamlessly into our near-term development plan. Building on this momentum, our land team continues to identify and negotiate attractive opportunities to expand our leading Ohio natural gas inventory through disciplined, targeted leasing. We expect to allocate approximately $140 million toward additional targeted discretionary acquisitions through year-end 2026, focusing on opportunities that enhance our core position, drive capital-efficient returns and further strengthen the long-term value and durability of our asset base.”

Dell’Osso continued, “Our Utica and Marcellus development programs continue to deliver, highlighted by early results from our latest Marcellus pad that have exceeded expectations. Brought online under disciplined choke management, the pad is achieving stronger oil recoveries than nearby offset wells, supported by longer laterals and improved drilling efficiencies. These advancements are driving enhanced well-level economics and greater capital efficiency. Additionally, with two wet gas Utica pads recently completed near our Ohio state land lease acquisition, we anticipate a meaningful increase in liquids production during the second half of the year, positioning us to capture strong adjusted free cash flow in the current commodity price environment. With a significant portion of our 2026 capital program now complete, we expect full-year base capital expenditures to total approximately $430 million, including $35 million for maintenance land and seismic investments.”

“Looking ahead, our priorities are clear: continue to improve capital efficiency across the business to reduce our breakevens and reinvestment rate, expand our inventory through disciplined and value-accretive acreage additions, preserve balance sheet strength and return excess cash to shareholders. We will continue to evaluate our capital allocation opportunities competitively and seek the optimal balance between strategic inventory expansion and opportunistic share repurchases, with each decision guided by returns, market conditions and our financial position. We remain committed to maintaining a conservative mid-cycle leverage profile and believe we are well positioned to build net asset value and deliver durable, long-term returns for our shareholders,” Dell’Osso concluded.

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the second quarter of 2026:

	Quarter Ended June 30, 2026
	Gross	Net	Lateral Length
Spud
Utica & Marcellus	7	6.7	14,500
SCOOP	—	—	—

Drilled
Utica & Marcellus	10	9.8	17,300
SCOOP	—	—	—

Completed
Utica & Marcellus	12	11.9	18,200
SCOOP	2	1.6	9,200

Turned-to-Sales
Utica & Marcellus	8	7.9	17,800
SCOOP	2	1.6	9,200

Gulfport’s net daily production for the second quarter of 2026 averaged 962.8 MMcfe per day, primarily consisting of 800.0 MMcfe per day in the Utica/Marcellus and 162.8 MMcfe per day in the SCOOP. For the second quarter of 2026, Gulfport’s net daily production mix was comprised of approximately 91% natural gas, 6% natural gas liquids (“NGL”) and 3% oil and condensate.

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
Production
Natural gas (Mcf/day)	878,358	891,359
Oil and condensate (Bbl/day)	4,203	7,843
NGL (Bbl/day)	9,862	11,313
Total (Mcfe/day)	962,753	1,006,299
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$2.48	$2.97
Impact from settled derivatives ($/Mcf)	$0.52	$0.22
Average price, including settled derivatives ($/Mcf)	$3.00	$3.19
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$85.86	$58.20
Impact from settled derivatives ($/Bbl)	$(13.50)	$3.38
Average price, including settled derivatives ($/Bbl)	$72.36	$61.58
NGL:
Average price without the impact of derivatives ($/Bbl)	$33.94	$27.91
Impact from settled derivatives ($/Bbl)	$(0.64)	$(0.26)
Average price, including settled derivatives ($/Bbl)	$33.30	$27.65
Total:
Average price without the impact of derivatives ($/Mcfe)	$2.99	$3.40
Impact from settled derivatives ($/Mcfe)	$0.40	$0.21
Average price, including settled derivatives ($/Mcfe)	$3.39	$3.61
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.23	$0.19
Taxes other than income ($/Mcfe)	$0.08	$0.08
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.97	$0.94
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.13	$0.13
Interest expenses ($/Mcfe)	$0.18	$0.15

Capital Investment

Capital investment was $148.6 million (on an incurred basis) for the second quarter of 2026, of which $141.7 million related to operated drilling and completion activity and $6.9 million related to maintenance land and seismic investment. Gulfport also invested approximately $40.3 million in discretionary acreage acquisitions and incurred approximately $0.6 million related to non-operated drilling and completion activities.

For the six-month period ended June 30, 2026, capital investment was $270.4 million (on an incurred basis), of which $259.6 million related to operated drilling and completion activity and $10.8 million related to maintenance land and seismic investment. Gulfport also invested approximately $79.7 million in discretionary acreage acquisitions and incurred approximately $0.7 million related to non-operated drilling and completion activities. Discretionary acreage acquisition expenditures included $39.5 million associated with the completion of the prior year’s program and $40.3 million associated with the 2026 discretionary acreage acquisition program that is targeting $140 million of acreage acquisitions through the end of the year.

Common Stock Repurchase Program

Gulfport repurchased approximately 392.2 thousand shares of common stock during the second quarter of 2026, totaling approximately $70.0 million. As of June 30, 2026, the Company had repurchased approximately 8.6 million shares of common stock (including the underlying shares of common stock into which the preferred stock was convertible) at a weighted-average share price of $135.09 since the program initiated in March 2022, totaling approximately $1.2 billion in aggregate. As of June 30, 2026, the Company had approximately $336.8 million of remaining capacity under the share repurchase program.

Financial Position and Liquidity

As of June 30, 2026, Gulfport had approximately $1.1 million of cash and cash equivalents, $280.0 million of borrowings under its revolving credit facility, $48.7 million of letters of credit outstanding and $650.0 million of outstanding 2029 senior notes.

Gulfport’s liquidity at June 30, 2026, totaled approximately $772.4 million, comprised of the $1.1 million of cash and cash equivalents and approximately $771.3 million of available borrowing capacity under its credit facility.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Leadership Transition

On July 31, 2026, Michael Hodges, Gulfport’s Executive Vice President, Chief Financial Officer notified Gulfport of his decision to resign from his roles at the Company to devote more time to his family effective August 5, 2026. To ensure a smooth transition, Mr. Hodges has agreed to serve in an advisory capacity until September 1, 2026. The Company has retained a nationally recognized search firm to identify a permanent successor.

Mr. Hodges’ resignation is not the result of any disagreement with the Company relating to its operations, policies, practices, or financial reporting.

Second Quarter 2026 Conference Call

Gulfport will host a teleconference and webcast to discuss its second quarter of 2026 results beginning at 10:00 a.m. ET (9:00 a.m. CT) on Tuesday, August 4, 2026.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from August 4, 2026 to August 18, 2026, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13761877.

Financial Statements and Guidance Documents

Second quarter of 2026 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This press release includes non-GAAP financial measures. Such non-GAAP measures should not be considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward-Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including the expected impact of U.S. trade policy and its impact on broader economic conditions, the war in Ukraine, the conflicts in Iran, the disruptions in the Strait of Hormuz and the broader geopolitical tension in the Middle East on our business, industry and the global economy, estimated future production and net revenues from oil and gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), share repurchases, business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of our business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2025 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550

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